SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12

E.PIPHANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by E.piphany, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: E.piphany, Inc.

Commission File No.: 000-27183

INVESTOR FAQ

Is this a fair value for stockholders?

We believe that SSA’s offer represents the best value for Epiphany stockholders relative to either our standalone strategy or alternative transactions. Our Board determined that this transaction is in the best interest of stockholders and received a fairness opinion that will be filed with our proxy statement.

Remember that Epiphany has approximately $240 million of unrestricted cash on its balance sheet. If you back out the cash, assuming that one would not pay a premium on cash, the enterprise value premium that is implied is actually much higher.

What was the process behind the transaction?

Epiphany’s Board ran a thorough process in which alternative standalone strategies and strategic combinations were reviewed. We spoke to a number of interested parties over time. In reviewing our strategic alternatives, the Board considered a number of alternatives. In the end, this transaction with SSA represents the best value for Epiphany stockholders.

Why are you selling now?

We remain extremely confident in our technology and the value that it provides for our customers. As a standalone entity, we would have taken the necessary steps to build value for our stockholders. With that said, it has become increasingly difficult to match the development and go-to-market scale of many of our competitors. As such, our Board has concluded that this transaction represents a more favorable outcome for our stockholders at this time.

Additional Information and Where to Find It.

E.piphany has agreed to file a proxy statement in connection with the proposed Merger and related transactions. The proxy statement will be mailed to the stockholders of E.piphany. E.piphany’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about E.piphany, the Merger and related transactions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by E.piphany by going to E.piphany’s Investor Relations page on its corporate website at www. epiphany.com or by contacting Todd Friedman at E.piphany at 475 Concar Drive, San Mateo, California 94402 or by phone at (650) 356-3800.

In addition, E.piphany and its officers and directors may be deemed to be participants in the solicitation of proxies from E.piphany’s stockholders with respect to the Merger. A description of any interests that E.piphany’s officers and directors have in the Merger and related transactions will be available in the proxy statement. In addition, SSA may be deemed to have participated in the solicitation of proxies from E.piphany’s stockholders in favor of the approval of the Merger Agreement and related transactions. Information concerning SSA’s directors and executive officers is set forth in SSA’s final prospectus for its initial public offering, which was filed with the SEC on May 26, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to SSA’s Investor Relations page on its corporate website at www.ssaglobal.com.